UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 28, 2013 (March 26, 2013)

ENDO HEALTH SOLUTIONS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Atwater Drive, Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (484) 216-0000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 26, 2013, Endo Health Solutions Inc. (“Endo” or the “Company”) entered into an Amendment and Restatement Agreement (the “Amendment Agreement”) pursuant to which the Company, among other things, amended and restated its existing credit agreement, dated as of June 17, 2011 (the “Original Credit Agreement”, and as amended and restated by the Amendment Agreement, the “Restated Credit Agreement”), among the Company, the lenders and other financial institutions party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”). Under the Restated Credit Agreement, the maturity dates of the Company’s existing $1,387,500,000 senior secured term loan A facility (the “Term A Loan Facility”) and $500,000,000 senior secured revolving credit facility (the “Revolving Credit Facility”) have been extended to March 15, 2018. The Restated Credit Agreement also keeps in place the Company’s senior secured term loan B facility (the “Term B Loan Facility”, and together with the Revolving Credit Facility and the Term A Loan Facility, the “Credit Facility”), which matures on June 17, 2018.

The Revolving Credit Facility is available for letters of credit, working capital and general corporate purposes. The Restated Credit Agreement continues to provide for up to $50 million of U.S. dollar equivalent for letters of credit and up to $50 million for swing line loans (the “Swing Line Loans”) on same-day notice. The Restated Credit Agreement also permits additional revolving or term loan commitments up to $500 million (or an unlimited amount if the Company’s First Lien Senior Secured Leverage Ratio (as defined in the Restated Credit Agreement) is less than or equal to 1.50 to 1.00) from one or more of the existing lenders or other lenders (with the consent of the Administrative Agent) without the need for consent from any of the existing lenders under the Credit Facility.

The obligations of the Company under the Credit Facility continue to be guaranteed by certain of the Company’s domestic subsidiaries (the “Subsidiary Guarantors”) and continue to be secured by substantially all of the assets of the Company and the Subsidiary Guarantors, subject to certain exceptions, as set forth in the Restated Credit Agreement and related documents. The Restated Credit Agreement also provides for the release of liens on the collateral granted by the Company and the Subsidiary Guarantors in favor of the Administrative Agent under the loan documents upon written request from the Company and achievement of certain credit ratings from S&P and Moody’s.

The Restated Credit Agreement contains affirmative and negative covenants that the Company believes are usual and customary for a senior secured credit agreement. The negative covenants include, among other things, limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with the Company’s affiliates. The Restated Credit Agreement provides the Company with greater flexibility under certain of its affirmative and negative covenants, including, without limitation, the designation of unrestricted subsidiaries, capital expenditures, asset sales, indebtedness and restricted payments. Under the Restated Credit Agreement, the Company is required to maintain a Leverage Ratio (as defined in the Restated Credit Agreement) of no greater than 3.75 to 1.00, which provides the Company with greater financial and operating flexibility than the Original Credit Agreement. The Restated Credit Agreement continues to require the Company to maintain a minimum interest coverage ratio of 3.50 to 1.00.

As set forth in the Restated Credit Agreement, borrowings under the Credit Facility will continue to bear interest at an amount equal to a rate calculated based on the type of borrowing and the Company’s Leverage Ratio from time to time. For example, for Term A Loans and revolving loans (other than Swing Line Loans), the Company may elect to pay interest based on an adjusted LIBOR rate plus between 1.75% and 2.50% or an Alternate Base Rate (as defined in the Credit Agreement) plus between 0.75% and 1.50%. For Term B Loans, the Company may elect to pay interest based on an adjusted LIBOR rate plus 3.00% or an Alternate Base Rate plus 2.00%. The Company will also continue to pay a commitment fee of between 37.5 to 50 basis points, payable quarterly, on the average daily unused amount of the Revolving Credit Facility based on the Company’s Leverage Ratio from time to time.

At any time when the Company is in default on the payment of any amount of principal owing under the Credit Facility, such amount will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

Overdue interest, fees and other amounts owing under the Credit Facility will bear interest at a rate per annum equal to the rate applicable to the Alternate Base Rate loans plus an additional 2.0%.

As of the date of this filing, the Company has no outstanding amounts drawn under the Revolving Credit Facility and $60,550,000 under the Term B Loan Facility.

The foregoing description of the Amendment Agreement, including the Restated Credit Agreement which is attached as Exhibit A to such Amendment Agreement, does not purport to be complete and is qualified in its entirety to the full text of the Amendment Agreement, including the Restated Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 with respect to the Amendment Agreement, including the Restated Credit Agreement, is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Facility, among Endo Health Solutions Inc., the lenders named therein, Morgan Stanley Senior Funding, Inc. and Bank of America, N.A., dated as of March 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO HEALTH SOLUTIONS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE

Name:	Caroline B. Manogue

Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: March 28, 2013

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Credit Facility, among Endo Health Solutions Inc., the lenders named therein, Morgan Stanley Senior Funding, Inc. and Bank of America, N.A., dated as of March 26, 2013